Exhibit 10.1

AMENDMENT TO SETTLEMENT AGREEMENT

This amendment (“Amendment”) to the Settlement Agreement attached as Exhibit A (“Agreement”), is made and entered into effective as of September 26, 2025. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

WHEREAS, Biote has timely paid Donovitz forty million dollars ($40,000,000) of the Settlement Sum;

WHEREAS, Donovitz and Biote have agreed that Biote will make a lump sum payment of twelve million five hundred thousand dollars ($12,500,000) in full satisfaction of Biote’s obligation to pay the remaining portion of the Settlement Sum pursuant to the schedule set forth in Section 2 of the Agreement.

NOW, THEREFORE, in consideration of the below mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.
Payment. Sections 2.B.ii and 2.B.iii of the Agreement are hereby deleted in their entirety and replaced with the following: “Withing five (5) business days after the execution of this Amendment by all Parties, Biote will buy the remaining portion of Donovitz’s 8,293,220 shares/units from Donovitz for a cash payment of twelve million five hundred thousand dollars ($12,500,000.00).”

2.
Ownership of Shares/Units. Donovitz represents and warrants that: (a) Donovitz is the sole beneficial owner of the remaining portion of the 8,293,220 shares/units referenced in Section 1 of this Amendment, and (b) such shares/units have not been assigned, transferred, or otherwise encumbered them by way of subrogation, contract, operation of law or otherwise.

3.
Transfer of Shares/Units. Promptly (and in any event within five business days) after receipt of the payment set forth in Section 1 of this Amendment, Donovitz will either (i) deliver to Biote the certificate(s), if any, representing the Holdings Units, Class A Shares, and Class V Shares beneficially owned by Donovitz purchased thereby, together with any other necessary instruments of transfer (including a duly executed stock power); or (ii) initiate with the appropriate transfer agent the transfer of the Holdings Units, Class A Shares, and Class V Shares beneficially owned by Donovitz purchased thereby, together with any other necessary instruments of transfer (including a duly executed stock power). Biote and Holdings may update their books and records to reflect these transfers upon delivery of payment, without any further action by Donovitz.

4.
Continuation Of Agreement. Except as expressly modified by this Amendment, the Agreement (including all exhibits thereto) remains in full force and effect.

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IN WHITNESS WHEREOF, the Parties have executed this Amendment intending to make it a document under seal.

/s/ Marci M. Donovitz	/s/ Bret Christensen
MARCI M. DONOVITZ	BIOTE CORPORATION

/s/ Marci M. Donovitz	/s/ Bret Christensen
THE DONOVITZ FAMILY	BIOTE MEDICAL, LLC
IRREVOCABLE TRUST
/s/ Bret Christensen
BIOTE HOLDINGS, LLC

/s/ Marc D. Beer
MARC D. BEER

/s/ Teresa S. Weber
TERESA S. WEBER

/s/ Mary Elizabeth Conlon
MARY ELIZABETH CONLON

/s/ Andrew Heyer
HAYMAKER SPONSOR III LLC

/s/ Steven J. Heyer
STEVEN J. HEYER

/s/ Ann Mooney
COOLEY LLP